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                                                                   EXHIBIT 10(m)




                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT

                                 (Gerard Smith)

       This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT ("Amended Agreement"), dated as of October 15, 1996, is made and entered into by and between ErgoBilt, Inc., a Texas corporation ("Company"), and Gerard Smith, an individual ("Executive"). This Amended Agreement supersedes in its entirety that certain Executive Employment Agreement dated as of August 15, 1996, executed between the parties.

                              W I T N E S S E T H:

       WHEREAS, BodyBilt Seating, Inc. ("BBSI") is engaged in the manufacturing, marketing and selling of ergonomically-correct chairs; and

       WHEREAS, Company and its wholly-owned subsidiary, EB Subsidiary, Inc., a Texas corporation ("Surviving Subsidiary"), have entered into that certain Agreement and Plan of Merger dated as of August 14, 1996 (the "Merger Agreement"), pursuant to which Surviving Subsidiary will merge with BBSI, with Surviving Subsidiary surviving under the name of "BodyBilt Seating, Inc.;" and

       WHEREAS, Company intends to continue to operate Surviving Subsidiary and to acquire other businesses and assets compatible with or complementary to the business of Surviving Subsidiary and Company; and

       WHEREAS, Executive has represented to Company that he has substantial experience, skills and expertise in managing and operating a variety of businesses; and

       WHEREAS, Company desires to employ Executive on a full-time basis as president and chief executive officer upon completion of an initial public offering of the securities of Company (the "IPO") and the merger, and on a part-time basis prior thereto; and

       WHEREAS, the parties entered into an Executive Employment Agreement (the "Agreement") dated as of August 15, 1996, pursuant to which Executive agreed to provide such services and take on such responsibilities for the consideration set forth therein; and

       WHEREAS, the BBSI "Shareholders" (as that term is defined in the Merger Agreement) have requested changes to the original Agreement and, to avoid a dispute with said Shareholders and to avoid delaying the Merger, the Company and Executive are willing to modify the Agreement and to restate the same, which modifications are set forth herein.

       NOW, THEREFORE, the parties, for and in consideration of the mutual promises herein contained, agree as follows:
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                                   ARTICLE I
                                   Employment

       1.1 General Scope of Employment. Commencing as of August 15, 1996 (the "Commencement Date"), Company shall be deemed to have employed Executive as the President and Chief Executive Officer ("CEO") of Company. As soon as possible after the Commencement Date, Executive shall also be deemed to have commenced to serve as a member of the Board of Directors of Company ("Company's Board"), President and CEO of Subsidiary and a member of Subsidiary's Board of Directors and such other boards of directors of companies acquired by Company from time to time. Executive's employment shall be on the terms of and subject to the conditions of this Amended Agreement. Executive shall report directly to Company's Board and shall perform the principal duties and responsibilities set forth in Section 1.2 below and such additional duties and responsibilities, consistent with his professional experience, as may reasonably be assigned to him from time to time by Company's Board. Executive hereby accepts such employment and agrees to devote his full time and energy to Company's business as shall be necessary to perform his duties and responsibilities in a faithful and competent manner.

       1.2    Principal Duties and Responsibilities.

              1.2.1 General. As President and CEO of Company, Executive shall have the general charge of the business affairs and properties of Company and shall be fully responsible for the general management and supervision of its other officers, employees, agents and representatives except as otherwise provided by the bylaws or the agreements of the Company. Executive shall perform all duties incident to the offices of President/CEO, and shall see that all orders and resolutions of the Board are carried into effect.

              1.2.2 Pre-IPO Closing. Prior to the "Closing" under the Merger Agreement (as defined therein), Executive shall serve to facilitate the general organization of the Company and assist in the development of general business plans.

              1.2.3 Post-IPO Closing. After the Closing under the Merger Agreement, during the term of this Amended Agreement, Executive's principal duties and responsibilities shall be to use best efforts to: (i) act in a manner consistent with the direction of the Board of Directors that will maximize the value of the outstanding stock of the Company; (ii) develop and implement, execute and carry out business plans as and when approved by the Board; (iii) hire and manage all key executive personnel of Company; (iv) develop, implement and oversee employee benefit programs; (v) promote nationally and internationally the business of Company; (vi) review and comment on all material contracts concerning Company; (vii) review and comment on all strategic and operational plans; (viii) review and comment on all financial and tax planning for Company; (ix) identify and pursue new business opportunities compatible with and complementary to the businesses of Company; and (x) such other duties and responsibilities necessary to integrate and coordinate the activities of Company into an overall investment and management philosophy.





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              1.3    Extent of Services.

              1.3.1 Pre-IPO Closing. Prior to Closing under the Merger Agreement, Executive shall serve on a part-time basis, rendering services as needed and as reasonably necessary to perform his duties and responsibilities. Until such Closing, Executive may not engage in other business activities competitive with the business of Company.

              1.3.2 Post-IPO Closing. After Closing under the Merger Agreement, Executive shall devote all of his time, attention and energy to Company's business and shall not engage in any other business or consulting activity for gain, profit or other pecuniary advantage except as expressly provided in this Amended Agreement.

              1.3.3 Passive Investments Permissible. Nothing hereinabove is intended to prevent Executive from making personal passive investments in other business activities not directly or indirectly competitive with the business of Company.

       1.4 Outside Board Activities. Subject to the conditions hereinafter set forth, after the Closing under the Merger Agreement, Executive may, upon prior notice to Company's Board, serve as a member of no more than three (3) boards of directors, boards of trustees or other governing bodies of "for profit" companies and/or "non-profit" civic, cultural, educational and/or charitable organizations, provided that in all cases: (i) such company or organization is not directly or indirectly engaged in a business or does not support a business that is competitive, directly or indirectly, with the business of Company, and (ii) such service does not interfere with Executive's ability to perform his duties and responsibilities to Company.

       1.5 Outside Income. After the Closing under the Merger Agreement, absent Company's Board's written consent, all fees, compensation and other income (collectively "Outside Income") received by Executive while employed by Company from any source other than personal gifts, inheritance, or passive investments, including, but not limited to, all fees for teaching, speaking engagements, acting as an officer, director, trustee, receiver, executor, administrator or other fiduciary (other than as a trustee, executor, or administrator of a trust or estate of Executive or a member of his family) shall be the property of Company and shall be immediately disclosed and remitted to Company.

       1.6 Directors and Officers Liability Insurance. After the Closing under the Merger Agreement, Company shall take out and maintain, if commercially reasonable, directors and officers liability insurance for the benefit of the members of Company's Board and the officers of Company in such amounts deemed necessary and/or appropriate by Company's Board. In the event such insurance is not obtained, then Company shall indemnify Executive as provided in the Bylaws of Company to the fullest extent permitted under applicable law.





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                                   ARTICLE II

                                      Term

       Executive's employment shall be for an initial term ("Term") commencing as of August 15, 1996 (the "Commencement Date") and terminating three (3) years after the Closing under the Merger Agreement.

                                  ARTICLE III
                 Annual Base Salary and Miscellaneous Benefits

       3.1    Annual Base Salary.

              3.1.1 Pre-IPO Closing Annual Base Salary. Commencing on the Commencement Date and for such period ending on the first to occur of either the Closing under the Merger Agreement or March 20, 1997, Company shall pay to Executive Annual Base Salary of Sixty Thousand Dollars ($60,000.00), payable in monthly installments of Five Thousand Dollars ($5,000.00). Such Annual Base Salary shall be due and payable on the last day of each calendar month for services rendered during such month. Annual Base Salary for any partial month of services shall be prorated on the basis of a thirty (30) day month.

              3.1.2 Post-IPO Funding Annual Base Salary. Commencing on the earlier of March 20, 1997 or the Closing under the Merger Agreement, as compensation for all duties and services to be rendered by Executive hereunder to Company, Company shall pay to Executive an Annual Base Salary of One Hundred Twenty-Five Thousand Dollars ($125,000.00) for each twelve (12) month period of the Term. Annual Base Salary shall be paid in twelve (12) equal monthly installments, payable in accordance with Company's customary payroll policy in effect at the time such payment is made, or as may otherwise be mutually agreed upon in writing by the parties. Annual Base Salary for services rendered for a partial month shall be prorated based on a thirty (30) day month.

       3.2 Performance Incentive Plan. It is the intent of the parties that Company adopt as soon as reasonably possible such bonus and/or incentive plans, stock option plans and such other plans adopted by Company from time to time to provide incentive or additional compensation to its senior executives ("Senior Management Incentive Plans"). Such Senior Management Incentive Plans shall be adopted on such terms and conditions deemed to be in the best interests of Company and may provide for awards in the form of cash, equity or other benefits. Executive shall be eligible to become a named participant to such Senior Management Incentive Plans. It is the further intention of the parties that said Senior Management Incentive Plan provide for awards to participants based on the achievement of various specified metrics and milestones established in the business plans for the business adopted and approved by Company's Board on behalf of Company, as amended from time to time, and based further on the overall profitability of the business, the participants' performances, the general financial condition of Company, and other such factors as Company's Board may deem relevant. Such Senior Management Incentive Plan shall be adopted on such terms and conditions deemed to be in the best interests of Company and may provide for awards in the form of cash, equity or other benefits.





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       3.3    Expenses.  During the term of his employment hereunder, Executive shall be entitled to incur reasonable business expenses ("Business Expenses") in performing his services hereunder, including transportation, entertainment, travel, professional dues, professional periodicals, and business promotion.
All Business Expenses shall be reimbursed by Company upon presentation of receipts or other documentation establishing the nature of the expense, the time-date- place incurred, and the business reason for such Business Expense. Company shall not have any obligation to reimburse any Business Expense not presented for reimbursement within ninety (90) days of the date on which such Business Expense was incurred.

       3.4    Vacation and Sick Days.

              3.4.1 Executive shall be entitled to twenty (20) business days of paid vacation per year (which need not be taken consecutively and, during the first twelve-month period after the closing of the Merger, shall not be taken consecutively). Such vacation shall be scheduled to minimize interference with the business. Executive shall also be entitled to all paid holidays given by Company to its employees.

              3.4.2 Executive shall be entitled to not more than five (5) days paid sick days per year.

              3.4.3 Vacation and sick day benefits must be taken in the year in which they accrue and may not be taken in any subsequent year absent the consent of Company's Board, nor may Executive request payment of the cash equivalent of accrued vacation or sick days not taken.

       3.5 Other Benefits. Company shall provide to Executive the following additional benefits:

              3.5.1 Miscellaneous Benefits. Executive shall be entitled to participate in Company major medical and/or dental plans, life insurance programs, accidental death and dismemberment insurance, retirement benefits, disability benefits, any other insurance programs provided by Company, and any other benefit programs hereafter adopted by Company consistent with Company policies, if and when adopted from time to time.

              3.5.2 Medical/Dental Benefits. Company shall pay for all premiums for Executive, his spouse and children to obtain full benefits provided under Company's major medical and dental plans as and when obtained. Company shall also pay for all costs and expenses not otherwise covered by insurance for an annual general physical for Executive.

              3.5.3 ERISA Plans. Executive shall have the right to participate in any plans providing deferred compensation benefits as and when adopted by Company under the various provisions of the Employee Retirement Income Security Act ("ERISA"), as amended from time to time.





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              3.5.4  Company Car.  Consistent with Company policies as adopted from time to time, Executive shall be provided a "Company Car" for his use during the term of this Amended Agreement. Company shall pay or reimburse Executive for all "Company Car Expenses." Company Car Expenses shall include: (i) insurance; (ii) gas, regular servicing, maintenance and repairs (unless caused by Executive's own negligence, mistreatment or misuse of the Company Car, or from Executive's own misconduct); and (iii) all lease or debt service payments on such Company Car. Executive shall be responsible for all personal costs and expenses associated with any personal use of the Company Car. All Company Car Expenses shall be reimbursed and payable consistent with the provisions of Section 3.3 above. In the event that Company adopts a "car allowance" policy, Executive's allowance shall be approximately Five Hundred and No/100 Dollars ($500.00), provided such sum is reasonably comparable to that being provided similar executives and managers of Company.

                                   ARTICLE IV

                  Inventions, Competition and Confidentiality

       4.1 Inventions. All designs, discoveries, improvements, and inventions (collectively, "Inventions"), whether patentable or unpatentable, whether copyrightable or uncopyrightable, whether of a business or technical nature, made or conceived by Executive alone or with others, during the Term of this Amended Agreement shall be owned exclusively by Company whether or not such Inventions are along the lines of the actual or anticipated business, work, research or investigations of Company or which result from or are suggested by any work done for Company or which relate to Company's business. Executive shall promptly disclose such Inventions to Company. In addition, Executive shall perform all actions (without any expense to Executive) reasonably requested by Company to establish and confirm such ownership including, but not limited to, assigning to Company, without additional compensation, the entire worldwide rights to such Inventions, signing all necessary papers, instruments and other documents and giving sworn testimony in support thereof.

       4.2 Non-Competition. Executive covenants and agrees with Company that, except as otherwise consented to, approved or permitted in writing by Company's Board, at any time while employed as an executive employee of Company and for a period of two (2) years after the termination of Executive's employment hereunder, Executive will not, directly or indirectly, whether as an officer, director, employee, independent contractor, or whether acting alone or as a member of a partnership, joint venture or as a holder or investor in any security or other financial interest of any corporation or other business entity, engage in any "Competitive Activity" as defined herein. For the purposes of this Amended Agreement, "Competitive Activity" shall mean:

              (a) the solicitation of any customers or potential customers of Company to purchase any products or services in direct competition with the products and services provided by Company;

              (b) requesting any actual or prospective customer or supplier of Company to curtail or cancel their business with Company;





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              (c)    except as provided by law or in any other contract or
       agreement of even date herewith executed and delivered pursuant hereto, the disclosure to any person, firm or corporation any details of the organization, business affairs, intellectual property or technology of Company; or

              (d) any action designed to induce or attempt to influence any employee of Company to terminate his or her employment with Company or employ or assist anyone else in the employment of any of the employees of Company.

       The restrictions of this section shall apply only to the metropolitan areas where Company was conducting business as of the Termination Date. Competitive Activity shall not include Executive's mere ownership of securities in any publicly-traded company in which Executive holds or controls less than five percent (5%) of the issued and outstanding securities.

       The parties agree that the duration and geographic scope of the non-competition provision set forth in this section are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective. Executive agrees that damages are an inadequate remedy for any breach of this provision and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.

       4.3 Non-Disclosure. Executive shall execute and deliver, contemporaneous with the execution and delivery of this Amended Agreement, Company's standard form Non-Disclosure Agreement in the form attached hereto as
Exhibit 4.3.

       4.4 Enforcement. Executive and Company further agree and acknowledge that Company does not have an adequate remedy at law for the breach or threatened breach by Executive of the covenants and agreements set forth in Sections 4.2, 4.3 and the Non-Disclosure Agreement executed pursuant to Section
4.3 above. Accordingly, Executive further agrees that Company may, in addition to the other remedies which may be available to it hereunder, file suit in equity to enjoin Executive from such breach or threatened breach.

       4.5 Disclosure of Competitive Investments. To the best of Executive's knowledge, Executive does not own or hold directly, indirectly or beneficially by Executive any investments competitive with the business of Company. In the event that Company determines that Executive holds a material interest in a competitive investment, Company may require Executive to divest himself of such investment unless such interest is held in a publicly-traded mutual fund in which Executive holds less than five percent (5%) of the issued and outstanding shares or is held in a





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portfolio account over which Executive has no power to exercise any investment or management decisions.

                                   ARTICLE V

                                  Termination

       5.1 Termination by Company Upon Executive's Death or Disability. Company has the right to terminate this Amended Agreement and Executive's employment hereunder in the event of Executive's death or disability as provided below.

              5.1.1 Death. If Executive dies during the term of this Amended Agreement, then this Amended Agreement shall terminate immediately effective on the date of Executive's death ("Termination Date"), without notice.

              5.1.2 Disability. If, during the term of this Amended Agreement, Company's Board reasonably determines that Executive has become physically or mentally disabled, whether totally or partially, so that he is prevented from performing fully his usual duties and services hereunder, Company may provide written notice to Executive and terminate Executive's employment hereunder, effective on such date specified in such notice (also "Termination Date"). "Disability" shall mean Executive's permanent disability to perform the duties and responsibilities required hereunder as determined by a licensed physician selected by Company's Board in consultation with Executive's personal physicians.

              5.1.3 Payment of Compensation and Other Benefits on Death or Disability. In the event of the termination of this Amended Agreement by reason of Executive's death or disability, Executive (or his estate) shall be entitled to payment of amounts due under this Amended Agreement as follows:

                     (i) Annual Base Salary. Company shall pay in full and complete satisfaction of amounts due under Section 5.2 as Annual Base Salary: (i) upon death, Annual Base Salary through the last day of the calendar month in which the applicable Termination Date occurs; and (ii) upon disability, Annual Base Salary equal to the immediately succeeding six (6) monthly payments from the last day of the calendar month in which the applicable Termination Date occurs, less any monthly disability payments for such period which could be claimed.

                     (ii) Incentive Plan and Bonus Compensation. Any amounts awarded to Executive but unpaid under any Senior Management Incentive Plan or as bonus compensation under Section 3.2 of this Amended Agreement shall be paid by Company to Executive (or his estate) within twelve (12) full calendar months of the applicable Termination Date or as otherwise specified in such Senior Management Incentive Plan or award of bonus compensation.

                     (iii) Employee Benefit Plans. Executive (or his estate) shall be entitled to receive all other benefits provided to employees of Company as set forth in any





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              employee benefit plans in effect as of the applicable Termination
              Date in which Executive was a qualified participant.

       5.2    Termination by Company for Due Cause.

              5.2.1 Due Cause. Company shall have the right to terminate this Amended Agreement and Executive's employment hereunder for "Due Cause" upon written notice to Executive, effective upon such date specified in such notice (also "Termination Date"). Executive shall not be deemed to have been terminated for "Due Cause" hereunder unless and until Company delivers to Executive a copy of a resolution duly adopted by Company's Board (exclusive of Executive's vote) at a meeting of Company's Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard), finding that, in the good faith opinion of Company's Board, Executive committed an act or omission set forth above in this Section
       5.2.1 and specifying the particulars thereof in detail. Nothing herein shall limit the right of Executive to contest the validity or propriety of any such determination.

              "Due Cause" shall mean that Executive has:

                     (i) committed an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with Company;

                     (ii) pled guilty or nolo contendere to, or is convicted of, a felony, whether or not related to his duties or in the course of his employment;

                     (iii) knowingly, wilfully and wrongfully disclosed "Confidential Information" of Company as defined in the Non-Disclosure Agreement executed by Executive pursuant to
              Section 4.3;

                     (iv) knowingly, wilfully and wrongfully engaged in any Competitive Activity as defined in Section 4.2 above;

                     (v) engaged in misconduct or in conduct contrary to written directions of Company's Board that materially injures Company's financial or other interests;

                     (vi) knowingly, wilfully and wrongfully breached any material provision of this Amended Agreement;

                     (vii) knowingly, wilfully, and wrongfully violated any federal, state, or local governmental policies, plans or procedures governing the workplace environment (e.g., EEOC, Title VII, Texas Workers Compensation Act or Wage/Salary/Benefits policies or procedures) or any such policies, plans or procedures developed by Company or its subsidiaries with respect to Company's desire to operate a professional working environment; and





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                     (viii) knowingly, wilfully and wrongfully engaged in any
              unprofessional conduct unbecoming a senior executive of the Company or comparable businesses after written notice of such conduct and Executive's subsequent failure to cease and desist.

              5.2.2 Effect on Compensation and Benefits. In the event the termination of Executive's employment by the Company under Paragraph
       5.2.1 above, Executive shall be entitled to receive only any unpaid amounts awarded to Executive under a Senior Management Incentive Plan under Section 3.2 and any rights and benefits Executive may have under employee benefit plans and programs of Company generally and under any incentive plan of Company determined in accordance with the terms of such plans and programs.

       5.3    Termination Without Cause.

              5.3.1 Termination By Board. Upon the vote of no less than a majority of the directors then in office (exclusive of Executive), the Company may terminate Executive's employment under this Amended Agreement without cause at any regular meeting or at a special meeting of the Board of Directors called upon no less than ten (10) business days' prior written notice to Executive of the Board's intention to terminate Executive without cause.

              5.3.2 Effect on Compensation and Benefits. In the event of the termination of Executive's employment by the Company under Paragraph
       5.3.1 above, Company shall pay to Executive as "Liquidated Damages" by certified check or by wire transfer the following amounts in cash no less than five (5) business days after the effective date of such termination: (i) an amount equal to six (6) months' installments of Executive's Annual Base Salary payable under Section 4.2, and (ii) Executive shall also be entitled to receive only any unpaid amounts awarded to Executive under a Senior Management Incentive Plan under
       Section 3.2 and any rights and benefits Executive may have under employee benefit plans and programs of Company generally and under any incentive plan of Company determined in accordance with the terms of such plans and programs. In addition, upon such termination, and notwithstanding the terms of any employee benefit plans or programs to the contrary, the Company shall continue to provide to Executive and his family at no cost to Executive full major medical, dental and disability benefits for the one-year period commencing after the effective date of termination, which benefits shall be of the same nature as received by Executive immediately prior to his termination.

              Termination of Executive's employment pursuant to this Section
       5.3 shall not affect Executive's obligations and undertakings in the last sentence of Section 4.1 and in Section 4.2 hereof or under the Non-Disclosure Agreement executed pursuant to Section 4.3.

       5.4 Executive's Right of Termination on Company's Breach. Executive shall have the right upon no less than sixty (60) days prior written notice to terminate this Amended Agreement and his employment hereunder in the event of Company's breach of any material provision of this





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Amended Agreement.  Such notice shall state the nature and scope of such breach in detail and identify the specific relevant provisions of this Amended Agreement breached. Company shall have thirty (30) days within which to cure such breach or, if such breach is not of such nature that it can be cured within thirty (30) days, Company has commenced reasonable and diligent efforts to cure said breach. If Company does not cure or commence to cure the specific breach within the thirty (30) day period, then, upon confirming written notice from Executive, this Amended Agreement shall terminate on the date specified in Executive's original notice (also "Termination Date").

       5.5 Breach of Agreements. Executive acknowledges that a material part of the inducement for Company to enter into this Amended Agreement is Executive's covenant with respect to non-competition, non-disclosure, non-cooperation, non-solicitation and consideration for termination without cause, all as set forth in Articles IV and V hereof. Executive agrees that if Executive breaches any of those covenants, Company shall have no further obligation to pay Executive any amounts or benefits otherwise payable hereunder (except as may otherwise be required at law) and shall be entitled to such other legal and equitable relief as a court of arbitrator shall reasonably determine unless such breach is an inadvertent breach that does not result in any material harm to Company.

       5.6    McMillan's Right to Purchase Executive's Shares in the Company.


              5.6.1 McMillan's Purchase Rights on Termination for Cause. In the event the Company terminates Executive's employment pursuant to Paragraph 5.2, Gerald McMillan ("McMillan") shall have the right to purchase from Executive a portion of the shares of the Company owned or controlled by Executive ("Executive's Shares"), at the same price per share Executive purchased the initial Executive's Shares from McMillan, plus an additional amount equal to interest at an annual percentage rate of seven and one-half percent (7.5%) from and after the date of purchase on the initial purchase price of Executive's Shares:

                     (i) If the effective date of Executive's termination on or prior to the one (1) year of the anniversary of the closing of the Merger, then McMillan may purchase all of Executive's Shares based on the IPO price;

                     (ii) If the effective date of Executive's termination is on or before the two (2) year anniversary of the closing of the Merger but after the one (1) year anniversary of the closing of the Merger, then McMillan may purchase a total of eighty percent (80%) of Executive Shares based on the IPO price; or

                     (iii) If the effective date of Executive's termination is at any time after the two (2) year anniversary of the closing of the Merger but prior to the three (3) year anniversary of the closing of the Merger, then McMillan may purchase a total of forty percent (40%) of Executive's Shares based on the IPO price.

              5.6.2 McMillan's Purchase Rights on Termination Without Cause. In the event the Company terminates Executive's employment pursuant to Paragraph 5.3, McMillan shall have the right to purchase from Executive a portion of Executive's Shares at the same price per share





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Executive purchased the initial Executive's Shares from McMillan, plus an additional amount equal to interest at an annual percentage rate of seven and one-half percent (7.5%) from and after the date of purchase on the initial purchase price of Executive's Shares:

              (i) If the effective date of Executive's termination is on or prior to the one (1) year of the anniversary of the closing of the Merger, then McMillan may purchase all of Executive's Shares less that number of Executive's Shares with a total value equal to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) based on the IPO Price;

              (ii) If the effective date of Executive's termination is on or before the two (2) year anniversary of the closing of the Merger but after the one (1) year anniversary of the closing of the Merger, and provided that the value of Executive's Shares to be retained by Executive is not less than the amount specified in Paragrah 5.6.2(i) above, then McMillan may purchase a total of sixty-six and sixty-six one-hundredths percent (66.66%) of Executive Shares based on the IPO price; or

              (iii) If the effective date of Executive's termination is at any time after the two (2) year anniversary of the closing of the Merger but prior to the three (3) year anniversary of anniversary of the closing of the Merger, then McMillan may purchase a total of fifteen percent (15%) of Executive's Shares based on the IPO price.

       5.6.3 McMillan's Purchase Rights on Executive's Voluntary Resignation. In the event Executive voluntarily resigns his employment with Company, McMillan shall have the right to purchase from Executive a portion of Executive's Shares at the same price per share Executive purchased the initial Executive's Shares from McMillan, plus an additional amount equal to interest at an annual percentage rate of seven and one-half percent (7.5%) from and after the date of purchase on the initial purchase price of Executive's Shares:

              (i) If the effective date of Executive's termination is on or prior to the one (1) year of the anniversary of the closing of the Merger, then McMillan may purchase all of Executive's Shares less that number of Executive's Shares with a total value equal to Five Hundred Thousand Dollars ($500,000.00) based on the IPO Price;

              (ii) If the effective date of Executive's termination is on or before the two (2) year anniversary of the closing of the Merger but after the one (1) year anniversary of the closing of the Merger, then McMillan may purchase a total of sixty-six and sixty-six one-hundredths percent (66.66%) of Executive Shares based on the IPO price; or

              (iii) If the effective date of Executive's termination is at any time after the two (2) year anniversary of the closing of the Merger but prior to the three (3) year anniversary of the closing of the Merger, then McMillan may purchase a total of fifteen percent (15%) of Executive's Shares based on the IPO price.

              5.6.4 Executive's Shares. For the purposes of this Paragraph 5.7, any shares of Company held in trust for the benefit of Executive's children shall be deemed to be controlled by Executive and included as part of Executive's Shares.

              5.6.5 Company's Right of Redemption. Any of Executive's Shares not purchased by McMillan may be redeemed by Company on the same basis as set forth in Paragraphs 5.7.1, 5.7.2, and 5.7.3 above.

              5.6.6 Shares Retained By Executive. Any of Executive's Shares not subject to purchase by McMillan or redeemed by Company shall continue to be held by Executive. McMillan shall have no purchase rights and Company shall have no redemption rights upon the termination of Executive for any other reasons except as set forth herein.

       5.7 Registration Rights. Upon the termination of his employment hereunder, in the event that the BodyBilt Shareholders (as defined in the Merger Agreement) exercise their registration rights at any time with respect to their shares of Company, Executive shall be entitled to register his shares, at no cost to Executive, along with the BodyBilt Shareholders in the same manner to the extent permitted by law.

       5.8 Waiver of Claims for Wrongful Termination. In the event that Company exercises its right to terminate Executive under the provisions of Paragraphs 5.2.1 and 5.3 above, Executive shall be deemed to have waived any and all claims against Company based on a claim of wrongful termination or otherwise arising out of the termination of Executive's employment, provided that all amounts due and payable to Executive as Liquidated Damages have been paid in full. Nothing herein shall limit the right of Executive to contest the validity or propriety of any determination of Due Cause pursuant to Paragraph
5.2.1 hereof.

       5.9 No Negative Public Comments. Upon the expiration or earlier termination of this Amended Agreement for any reason, Executive agrees not to make any false, misleading or negative statement, either orally or in writing, about Company or its directors or organizations or its officers, shareholders or any affiliates of the same or to otherwise disparage them or any of them.

                                   ARTICLE VI

                                    General

       6.1 Notice. All notices and other communications provided for in this Amended Agreement shall be in writing and shall be deemed to have been duly given when: (i) delivered personally; (ii) mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed as set forth below; or (iii) mailed by Federal Express, DHL, or such other nationally recognized overnight courier service, addressed as set forth below:

       Address for Company:

              ErgoBilt, Inc.
              5000 Quorum
              Suite 147, Lock Box 43
              Dallas, Texas 75240
              Attention:  Gerald McMillan, Chairman

       with copies to:

              Wolin, Fuller, Ridley & Miller LLP
              1717 Main Street, Suite 3100
              Dallas, Texas 75201
              Attention:  Norman R. Miller, Esq.

       Address for Executive:

              Gerard Smith
              3605 Harvard Avenue
              Dallas, Texas 75205

       or to such other address as a party may furnish to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

       6.2 Binding Effect. This Amended Agreement shall inure to the benefit of and be enforceable by the parties and their respective successors, heirs, representatives and permitted assigns.

       6.3 No Waiver; Entire Agreement. No provision of this Amended Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by Company's Board for Company. No waiver by any party at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Amended Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Amended Agreement.

       6.4 Headings. Section and paragraph headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Amended Agreement.

       6.5 Assignments. This Amended Agreement is personal to Executive and may not be assigned by Executive or the duties delegated without the prior written consent of Company's Board. Also, Executive may not assign, transfer, hypothecate or dispose of any interest in compensation or payments without Company's Board's prior written consent.

       6.6 Governing Law and Venue. This Amended Agreement has been executed in Dallas County, State of Texas, and the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Amended Agreement.

       6.7 Severability. If any provision of this Amended Agreement is held to be unenforceable, this Amended Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable and in all other respects this Amended Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

       6.8 Mediation/Arbitration/Legal Fees. If any dispute arises among the parties with respect to this Amended Agreement, then the parties shall submit such dispute to mediation before a mediator in accordance with the mediation rules of Dallas County, Texas. If the parties are unable to resolve the dispute through mediation, they shall then submit the dispute to binding arbitration pursuant to the rules and regulations of the American Arbitration Association (the "AAA"). The parties agree that if arbitration becomes necessary, they will utilize and comply with all available rules of the AAA for expediting such arbitration. The site of the arbitration will be the City of Dallas, Dallas County, Texas, and will commence as soon as possible but in no event later than thirty (30) days after a party files for arbitration. In the event of any action to enforce or interpret this Amended Agreement, the prevailing party therein shall be entitled to recover all reasonable costs and expenses incurred, including reasonable attorneys' fees.

       IN WITNESS HEREOF, the parties have duly executed this Amended Agreement as of the date first above written.


                                  COMPANY:
                                  -------

                                  ERGOBILT, INC.,

                                  A Texas Corporation


                                  By: /s/ GERALD McMILLAN
                                     ------------------------------------------
                                     Gerald McMillan
                                     Its:  Chairman of the Board of Directors


                                  EXECUTIVE:
                                  ---------

                                  /s/ GERARD SMITH
                                  ---------------------------------------------
                                  GERARD SMITH

                               ERGOBILT COMPANIES

                   STANDARD EMPLOYEE NON-DISCLOSURE AGREEMENT

       This Employee Non-Disclosure Agreement (the "Agreement") is executed as of October 15, 1996, by and between the undersigned employee ("Employee") of ErgoBilt, Inc., a Texas corporation ("Company"), and/or of BodyBilt Seating, Inc., a Texas corporation ("Subsidiary"), with respect to the following facts.

              A. Company and Subsidiary (collectively, the "ErgoBilt Companies") are engaged in the business of designing, manufacturing, marketing, and selling ergonomically correct chairs.

              B. The ErgoBilt Companies may from time to time disclose to Employee certain confidential proprietary information that has been developed by the ErgoBilt Companies and/or their affiliates. Confidential Information may also be disclosed to Employee inadvertently or unlawfully by third parties. Such confidential information represents a unique valuable asset of the ErgoBilt Companies.

              C. Employee desires to be employed by the ErgoBilt Companies and the ErgoBilt Companies are willing to employ Employee on the condition that Employee agrees to define Employee's duties and obligations regarding the disclosure and/or use of such confidential proprietary information on the terms and conditions set forth herein.

              Now, therefore, in consideration of the premises and mutual covenants contained herein, and for such other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                     (i) Confidential Information. For purposes of this Agreement, the term "Confidential Information" shall mean trade secrets, product and other research and development activities, inventions, and any other knowledge, data or information that the ErgoBilt Companies treat as proprietary, whether or not such Confidential Information is patentable or copyrightable, however it is embodied and irrespective of whether it is labeled as "proprietary" or "confidential" and whether or not it was developed by Employee. By way of illustration but not limitation, Confidential Information includes (a) know-how, ideas, improvements, discoveries, developments, processes, existing and future product design and performance specifications, techniques, formulas, algorithms, product architectures, source and object codes, data, data compilations and other works of authorship; and (b) information regarding the ErgoBilt Companies' marketing, sales, research and development and new product plans, ErgoBilt Companies' business plans, budgets, and unpublished financial statements, ErgoBilt Companies' licenses, suppliers and customers, and information regarding the skills and compensation of ErgoBilt Companies' officers and employees.

                     (ii) Non-Disclosure. Employee recognizes that Employee shall have no right whatsoever to use, exploit, or disclose the Confidential Information for any other purpose, or to disclose it to any other employee of the ErgoBilt Companies other than on a "need to know" basis, to disclose it to any third party without the written consent of the ErgoBilt Companies, which consent may be withheld in the ErgoBilt Companies' sole discretion and which consent, when given, may require the third party to execute a Non- Disclosure Agreement in a form satisfactory to the ErgoBilt Companies.

                     (iii) Protection Policies and Procedures. Employee shall strictly comply with any and all policies and procedures adopted by the ErgoBilt Companies so as to protect the Confidential Information. Such policies and procedures may include, without limitation: marking all written materials "Confidential Information of (Name of Specific ErgoBilt Company)" and/or with such other legends necessary or appropriate to identify the materials as the ErgoBilt Companies' Confidential Information; limiting access to and/or dissemination of the Confidential Information to those persons who have a "need to know" the Confidential Information to enable such persons to perform their duties consistent with the purposes for which such Confidential Information was disclosed; limiting and otherwise controlling copies or other forms of reproduction of the Confidential Information; and maintaining the Confidential Information in a secure place or places so as to preclude unauthorized access thereto. If Employee is in doubt as to whether certain information constitutes Confidential Information, Employee should assume such information is Confidential Information subject to protection under this Agreement and treat such information accordingly.

                     (iv) Grounds of Dismissal. Employee acknowledges and agrees that Employee's breach of his or her obligations under the terms of this Agreement shall constitute grounds for dismissal for cause.

                     (v) Non-Competition. Employee expressly agrees that Employee will not use any of the Confidential Information to compete, in any way, with the ErgoBilt Companies without the prior written consent of the ErgoBilt Companies, which consent may be withheld in their sole and absolute discretion.

                     (vi) Injunctive Relief. Employee understands and agrees that the ErgoBilt Companies have a substantial ongoing investment in the development of the Confidential Information, and the ErgoBilt Companies would be irreparably injured if this Agreement were to be breached. Should the ErgoBilt Companies bring suit for breach of this Agreement or for unauthorized use or disclosure of any Confidential Information, Employee consents to jurisdiction and venue in any federal or state court in Texas, in Dallas County, and agrees that preliminary and permanent injunctive relief would be an appropriate, though not exclusive, remedy and agrees not to oppose any request for expedited discovery in such an action.

                     (vii) Return of Written Materials. Immediately upon Employee's voluntary or involuntary termination of employment with the ErgoBilt Companies for any reason, with or without cause, or at any time promptly upon the written request of the ErgoBilt Companies, Employee shall return to the ErgoBilt Companies the original and all copies of the Confidential Information, and all notes, diagrams, papers, documents and other materials irrespective of form, concerning or relating to such Confidential Information in the possession or control of Employee.

                     (viii) No Assignment, Binding Effect.  Employee may not
              assign this Agreement or Employee's obligations hereunder. This Agreement shall be binding on Employee and his or her heirs, beneficiaries, representatives, successors and assigns. This Agreement will inure to the benefit of the ErgoBilt Companies and their respective successors and assigns.

                     (ix) Governing Law. This Agreement shall be governed and interpreted by the laws of the State of Texas.

                     (x) Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the ErgoBilt Companies shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which they may be entitled.

                     (xi) Modifications. All additions or modifications to this Agreement must be made in writing and must be signed by Employee and the ErgoBilt Companies.

                     (xii) Survival of Certain Covenants. Employee's obligations hereunder and his or her acknowledgments and agreements contained in paragraphs (ii), (v), and (vii) hereof shall survive the termination of this Agreement.

       This Agreement shall be deemed executed and effective as of the date first set forth above.



       Employee:                           ErgoBilt, Inc.

                                           A Texas Corporation



       /s/ GERARD SMITH                    /s/ GERALD McMILLAN
       --------------------------------    ------------------------------------
       Signature                           By:
                                              ---------------------------------
                                           Printed Name:
                                                        -----------------------
                                           Its:
                                               --------------------------------

                                          BodyBilt Seating, Inc.,

                                          A Texas Corporation
                                          (formerly, EB Subsidiary, Inc.)





                                          By:
                                             ----------------------------------
                                          Printed Name:
                                                       ------------------------
                                          Its:
                                              ---------------------------------